As filed with the Securities and Exchange Commission on October 4, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STUDENT TRANSPORTATION INC.

(Exact name of registrant as specified in its charter)

Ontario

(State or other jurisdiction of

Incorporation or organization)

N/A

(I.R.S. Employer

Identification Number)

160 Saunders Road, Unit 6

Barrie, Ontario, Canada L4N 9A4

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Student Transportation Inc. Performance Share Grant Plan

(Full Title of the Plan)

Patrick J. Walker

Executive Vice President and Chief Financial Officer

Student Transportation Inc.

3349 Highway 138

Building A, Suite C

Wall, New Jersey 07719

(732) 280-4200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Barry L. Fischer, Esq.

Thompson Coburn LLP

55 East Monroe Street

37th Floor

Chicago, Illinois 60603

Telephone: (312) 580-2233

Facsimile: (312) 782-1998

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Shares, no Par Value	3,000,000	$5.93	$17,790,000	$2,214.86

(1)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average high and low prices reported on NasdaqGS under the symbol STB, on October 3, 2017, which is within five (5) business days of the filing hereof. Unless expressly provided otherwise, all monetary amounts in this registration statement on Form S-8 (this “Registration Statement”) refer to United States Dollars.

In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference:

1. The Registrant’s Annual Report on Form 40-F for the fiscal year ended June 30, 2017, filed with the Commission on September 28, 2017;

2. The Registrant’s Reports of Foreign Private Issuer on Form 6-K, filed with the Commission on October 2 and October 4, 2017; and

3. The description of the Registrant’s Common Shares contained in the Registrant’s Amendment No. 1 to the Registration Statement on Form F-10, filed with the Commission on February 9, 2017, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments and reports filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 6 of By-law No. 1 of the Registrant provides that no director or officer of the Registrant shall be liable for the acts, receipts, neglects or defaults of any other director, officer, employee or agent, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired for or on behalf of the Registrant, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Registrant shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of that person, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of an office or in relation thereto, unless the same are occasioned by that person’s own wilful neglect or default. Nothing in the above by-law, however, would relieve any director or officer from the duty to act in accordance with the Business Corporation Act (Ontario) or from liability for any breach of that Act.

The By-laws further provide that the Registrant shall indemnify and hold harmless every director or officer, every former director or officer and every person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Registrant or any such body corporate) and the heirs and legal representatives of that person, from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by that person in respect of any civil, criminal or administrative action or proceeding to which that person is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if: (a) that person acted honestly and in good faith with a view to the best interests of the Registrant; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that the conduct was lawful.

The By-laws also permit the Registrant to purchase insurance for the benefit of the above persons. The Registrant maintains an insurance policy for its directors and officers and for the directors and officers of its subsidiaries (the “D&O Program”). The primary insurance policy within the D&O Program has a limit of liability applicable to the insured directors and officers of $40 million per year on a claims-made basis. Under the policy, each entity has reimbursement coverage to the extent that it has indemnified directors and officers. The policy includes securities claims coverage, insuring against any legal obligation to pay on account of any securities claims brought against the Registrant and any of its subsidiaries. The total limit of liability is shared among the Registrant and its subsidiaries and their respective directors and officers so that the limit of liability will not be exclusive to any one of the entities or their respective directors and officers. The D&O Program also contains an Excess Side A policy with a limit of $15 million. The policy limits under the excess policy are available exclusively to the individual directors and officers.

In addition, the Registrant has entered into indemnification agreements with certain of its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.	Exemptions from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings.

a. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit Index

The following exhibits are filed or incorporated by reference as part of this registration statement:

Exhibit Number	Exhibit

4.1*	Student Transportation Inc. Performance Share Grant Plan

5.1*	Opinion of Goodmans LLP regarding legality

23.1*	Consent of Ernst & Young LLP

23.2	Consent of Goodmans LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Powers of Attorney (included on the signature page hereof)

*	Filed herewith

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wall, State of New Jersey, on October 4, 2017.

STUDENT TRANSPORTATION INC.

By:	/s/ Denis J. Gallagher
Denis J. Gallagher
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, we, the undersigned officers and directors of Student Transportation Inc., hereby severally and individually constitute and appoint Denis J. Gallagher and Patrick J. Walker and each of them (with full power to act alone and with full power of substitution and resubstitution), the lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, the said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Denis J. Gallagher Denis J. Gallagher	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	October 4, 2017

/s/ Patrick J. Walker Patrick J. Walker	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 4, 2017

/s/ Irving Gerstein Irving Gerstein	Director	October 4, 2017

/s/ Barbara Basney Barbara Basney	Director	October 4, 2017

/s/ Kenneth B. Needler Kenneth B. Needler	Director	October 4, 2017

/s/ George Rossi George Rossi	Director	October 4, 2017

/s/ David Scopelliti David Scopelliti	Director	October 4, 2017

/s/ Wendi Sturgis Wendi Sturgis	Director	October 4, 2017

/s/ Victor Wells Victor Wells	Director	October 4, 2017